Exhibit 99.1

Contact:    Lawrence Pemble
            Robert C. Goodwin, Jr.
            Chindex International, Inc.
            301 215-7777



                         CHINDEX INTERNATIONAL ANNOUNCES
                $6.5 MILLION PRIVATE PLACEMENT OF COMMON STOCK



Bethesda, Maryland.--(BUSINESS WIRE)-- March 22, 2005--Chindex International, Inc. (NASDAQ:CHDX), a leading independent American provider of Western healthcare products distribution and healthcare services in the People's Republic of China, today announced that it has entered into definitive agreements with institutional accredited investors with respect to the sale of 1,080,397 shares of its common stock, for an aggregate purchase price of approximately $6.5 million, together with warrants to purchase an additional 378, 137 shares of its common stock. The warrants have an exercise price of $9.10 per share and a five- year term from the date of issuance. The financing will be used to repay certain vendor financing and for general working capital purposes. Oppenheimer & Co. Inc. acted as the placement agent for the transaction.

The securities issuable in the financing are being issued to institutional accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933 and may not be resold unless there is either an effective registration statement under, or a valid exemption from the registration requirements of, such Act.

Chindex is an American company operating in several healthcare sectors of the Chinese marketplace, including Hong Kong. It provides representative and distribution services to a number of major multinational companies, including Siemens AG (ultrasound systems) and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China were developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its two private hospitals in China. With twenty-three years of experience, over 800 employees and operations in the United States, China and Hong Kong, the Company's strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites www.chindex.com and WWW.UNITEDFAMILYHOSPITALS.COM.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) introduction of new products, (ii) performance goals, including successful

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conclusion  of  efforts to secure  government-backed  financing  and  successful implementation  of such financing,  (iii) future events and earnings,  including
revenues  from  the  Company's  developmental   businesses  such  as  healthcare
services, (iv) markets, including growth in demand in China for the Company's products and services, and (v) proposed new operations, including expansion of its healthcare services business. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or
circumstances   after  the  date  hereof  or  to  reflect  the   occurrence   of
unanticipated event.